Exhibit 99.1

NCS Multistage Holdings, Inc. 19350 State Highway 249, Suite 600 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES Fourth QUARTER AND FULL YEAR 2025 RESULTS

Fourth Quarter Results

●	Total revenues of $50.6 million, a 13% year-over-year improvement and exceeding the high end of prior guidance
●	Operating income of $5.2 million increased 78% year-over-year, outpacing revenue growth
●	Net income of $15.0 million ($5.34 per diluted share), including a net positive impact of $9.8 million related to the release of our deferred tax valuation allowance
●	Adjusted EBITDA of $9.2 million, compared to $8.2 million in the fourth quarter of 2024 and exceeding the high end of prior guidance
●	$36.7 million in cash and $7.6 million in debt as of December 31, 2025

Full Year Results

●	Total revenues of $183.6 million, a 13% improvement over 2024
●	Operating income more than doubled to $10.5 million from $4.3 million in 2024
●	Net income of $23.7 million ($8.65 per diluted share), including a net positive impact of $11.5 million related to the release of our deferred tax valuation allowance
●	Adjusted EBITDA of $26.7 million, compared to $22.3 million in 2024
●

Cash flows from operating activities of $22.2 million and free cash flow after distributions to non-controlling interest of $18.9 million, an increase of $9.5 million and $9.0 million, respectively, compared to 2024, with free cash flow after distributions to non-controlling interest exceeding the high end of prior guidance

HOUSTON, March 4, 2026 – NCS Multistage Holdings, Inc. (Nasdaq: NCSM) (the “Company,” “NCS,” “we” or “us”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies, today announced its results for the quarter and year ended December 31, 2025.

Review and Outlook

NCS’s Chief Executive Officer, Ryan Hummer commented, “Our performance in the fourth quarter concluded an important year for NCS, in which we grew revenue in each of our geographic markets, expanded our Adjusted EBITDA margin and improved our free cash flow generation. We also welcomed Reservoir Metrics, LLC, and its related entities (“ResMetrics”) to NCS, further strengthening our global capabilities in tracer diagnostics.

Revenue for the year increased by 13%, to $183.6 million, outpacing our prior guidance. Our revenue growth rate of 10% for the year, excluding revenue from ResMetrics, was achieved in a challenging macro environment, led by our performance in the United States, including robust contributions from our fracturing systems and Repeat Precision product lines. We also grew revenue in Canada and in international markets, especially the North Sea, where we continue to expand our customer base. ResMetrics added just over $5 million of revenue over the five months following the acquisition, primarily in the United States, slightly exceeding the high end of our guidance. This performance demonstrates disciplined execution of our strategy to pursue targeted growth opportunities to deliver compelling value to customers through our portfolio of high-performance, differentiated solutions.

Adjusted EBITDA of $26.7 million in 2025 improved by 20% as compared to 2024, representing an Adjusted EBITDA margin of 15%. This expansion of our Adjusted EBITDA margin reflects the operating leverage in our business as we scale, and effective management of our SG&A. Free cash flow after distributions to non-controlling interest reached $18.9 million in 2025, a year-over-year improvement of $9.0 million, reflecting efficient Adjusted EBITDA to free cash flow conversion of over 70%. Our continued free cash flow generation positioned us to both fund the strategic and accretive acquisition of ResMetrics with cash and further improve our balance sheet, as we ended 2025 with $36.7 million in cash, providing significant financial flexibility. Our asset-light model continues to serve as a key differentiator, providing meaningful downside protection through industry cycles, while enabling investments in new product development to support our long-term growth objectives and positioning us for strategic participation in industry consolidation.

NCS’ tracer diagnostics product line had a strong finish to 2025, supported by the addition of ResMetrics, which enhances our tracer diagnostics offering, expands our service revenue mix, positions us in new markets in the Middle East, and aligns well with our capital-light philosophy. Our teams are working together to identify and implement best practices, with several early wins and clear timelines for further integration milestones in 2026.

We expect the challenging market environment to continue in 2026 given commodity price levels, trade uncertainty and customer budget discipline. Specifically, we believe customer activity is likely to be lower year-over-year in the U.S. and relatively flat in Canada. We currently expect customer activity to increase in the primary international markets we serve, though the improvements are likely to be weighted to the back half of the year, especially in the Middle East. NCS is well positioned to outperform underlying market trends through continued market share gains, particularly at Repeat Precision, new product adoption, and international expansion, though we will face some headwinds from customer consolidation that has resulted in a reduction in pro forma activity levels, primarily in Canada.

In closing, I want to thank our employees for their dedication and commitment, our customers for their trust, and our shareholders for their continued support. We enter 2026 in a position of strength, with a clear strategic direction, a differentiated portfolio of products and services, a resilient and proven business model, and a clear focus on long-term value creation.”

Financial Review

Fourth Quarter 2025 Financial Results

Total revenues were $50.6 million for the quarter ended December 31, 2025, an increase of 13% compared to the fourth quarter of 2024. Both product and service revenues increased, with growth in the U.S. and international markets partially offset by a decline in Canada. U.S. revenues increased 69%, driven by both product and service growth. Product revenues increased from higher sales of sliding sleeves and frac plugs. Service revenues grew, led by tracer diagnostics which included a $2.8 million contribution from ResMetrics, which was acquired on July 31, 2025. International revenues increased 5%, reflecting growth in product revenues from higher fracturing systems sales in the North Sea and well construction product sales in the Middle East. Service revenues declined compared to the prior year, when several large tracer diagnostics projects were completed in the Middle East that did not recur at the same level in 2025. Canadian revenues declined 7%, reflecting modestly lower service activity and softer market conditions, while product revenues remained relatively stable.

Sequentially, total revenues increased by 9%, with Canadian revenues higher by 17% and U.S. revenues higher by 6%, primarily due to increased industry activity levels in Canada and increased Repeat Precision frac plug sales in the United States. International revenues decreased by 17% due to the timing of specific projects and tracer injection jobs.

Gross profit was $20.4 million, or a gross margin of 40%, for the fourth quarter of 2025, compared to $18.7 million, or 42%, for the fourth quarter of 2024. Gross margin for 2025 declined slightly, reflecting the mix of products sold and services provided during the respective periods. Service margins declined despite a favorable contribution from ResMetrics, primarily due to the mix of fracturing systems service activity and international tracer diagnostics jobs. Adjusted gross profit, which we define as total revenues less total cost of sales, exclusive of depreciation and amortization (“DD&A”), was $21.2 million, or an adjusted gross margin of 42%, for the fourth quarter of 2025, compared to $19.4 million, or 43%, for the fourth quarter of 2024.

Selling, general and administrative (“SG&A”) expenses totaled $14.2 million in the fourth quarter, compared to $15.0 million one year ago. This decrease in expense primarily reflects the timing of annual incentive bonus accruals for which a larger amount was recorded in the fourth quarter of the prior year, as well as lower professional fees and share-based compensation expense attributable to cash settled awards remeasured at the balance sheet date based on the price of our common stock, partially offset by a $0.6 million contribution to SG&A expense from ResMetrics during the fourth quarter of 2025.

Provision for litigation, net of recoveries, was a credit of $0.9 million in the fourth quarter of 2025. In October 2025, the Federal Court of Appeal of Canada overturned the prior judgment against NCS in its patent dispute, setting aside the findings of infringement and reducing the cost award from approximately $1.8 million to $0.9 million. In November 2025, $0.9 million was returned to NCS. The case was remitted to the trial court to reconsider whether the patent is invalid and whether additional costs should be returned to the Company.

Other income was $1.1 million for the fourth quarter of 2025 compared to $2.4 million for the fourth quarter of 2024. The decrease in other income was primarily attributable to the timing of when royalty income from licensees was recognized in 2024, as the Company began to accrue for such royalties in December 2024, resulting in incremental royalties of $1.2 million in that period.

Income tax benefit was $8.3 million for the fourth quarter of 2025 compared to $0.6 million for the fourth quarter of 2024. As of December 31, 2025, we reversed substantially all of the valuation allowance previously recorded against the deferred tax assets of the Company’s Canadian and U.S. operating subsidiaries due to sustained improvements in operating results, including a return to profitability and forecasts of future taxable income that are sufficient to realize the remaining deferred tax assets. The reversal of the valuation allowance resulted in a deferred income tax benefit of $9.8 million during the fourth quarter of 2025.

Net income was $15.0 million, or $5.34 per diluted share, for the quarter ended December 31, 2025, compared to net income of $3.5 million, or $1.32 per diluted share for the quarter ended December 31, 2024.

Adjusted EBITDA was $9.2 million for the quarter ended December 31, 2025, an increase of $1.0 million compared to the same period a year ago, driven in part by higher revenue in 2025. Adjusted EBITDA margin was 18% for each of the quarters ended December 31, 2025, and 2024.

Full Year 2025 Financial Results

For the year ended December 31, 2025, total revenues were $183.6 million, an increase of $21.0 million, or 13% compared to the year ended December 31, 2024. Revenue growth was driven by an increase in product sales across all regions, as well as an increase in services revenue in the United States and Canada, partially offset by a decline in services revenue in international markets. ResMetrics (acquired July 31, 2025) contributed $5.2 million to services revenue in 2025.

Gross profit was $72.4 million, or a gross margin of 39%, for the year ended December 31, 2025, compared to $64.8 million, or 40%, in 2024. Adjusted gross profit was $75.4 million, or an adjusted gross margin of 41%, for the full year 2025, compared to $67.5 million, or 41%, in 2024.

SG&A expenses totaled $58.8 million, compared to $57.8 million one year ago. Of the increase, $1.1 million of additional expense was contributed by ResMetrics for the period from the date of acquisition through December 2025, as well as an increase in share-based compensation expense associated with cash settled awards, for which expense is recognized as the price of our common stock changes. Partially offsetting these increases in expense were lower professional fees and decreases in research and development expense and travel and entertainment costs.

Other income was $4.8 million in 2025 compared to $7.3 million one year ago. Most of the decrease in other income relates to the timing of when royalty income was recognized, as the Company began to accrue for such royalties in December 2024, contributing an incremental $1.2 million of royalties in 2024, and the prior year's other income also benefitted from a technical services and assistance agreement with our local partner in Oman which did not recur in 2025.

Income tax benefit was $9.2 million, compared to an expense of $0.1 million for the year ended December 31, 2024. As described in the fourth quarter section above, substantially all of the valuation allowance previously recorded against the deferred tax assets of our Canadian and U.S. operating subsidiaries was reversed.

Net income was $23.7 million for the year ended December 31, 2025 compared to $6.6 million for the year ended December 31, 2024.

Adjusted EBITDA was $26.7 million for the year ended December 31, 2025, an increase of $4.4 million compared to last year, largely attributable to the increase in revenue in 2025. Adjusted EBITDA margin was 15% for the year ended December 31, 2025, up from 14% in 2024.

Cash flows from operating activities for the year ended December 31, 2025 was $22.2 million, a $9.5 million improvement compared to $12.7 million for 2024. Free cash flow after distributions to non-controlling interest for 2025 was $18.9 million compared to $9.9 million for 2024. The overall increase in free cash flow was largely attributed to an increase in net income in 2025, which includes the results of ResMetrics since the date of acquisition, and our overall change in working capital, partially offset by an increase in distributions to non-controlling interest.

Liquidity and Capital Expenditures

As of December 31, 2025, NCS had $36.7 million in cash and $7.6 million in total indebtedness related to finance lease obligations, and availability under our asset-based revolving credit facility (“ABL Facility”) of $24.4 million.

Working capital, defined as current assets less current liabilities, was $93.4 million and $80.2 million as of December 31, 2025 and 2024, respectively. Net working capital, calculated as working capital, less cash and excluding the current maturities of long-term debt, was $59.1 million and $56.4 million as of December 31, 2025 and 2024, respectively.

NCS incurred capital expenditures, net of proceeds from the sale of property and equipment, of $0.5 million and $0.8 million for the years ended December 31, 2025 and 2024, respectively.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net Income, Adjusted Earnings per Diluted Share, Adjusted Gross Profit, Adjusted Gross Margin, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and Net Working Capital are non-GAAP financial measures. For an explanation of these measures and a reconciliation, refer to “Non-GAAP Financial Measures” below.

Conference Call

The Company will host a conference call to discuss its fourth quarter and full year 2025 results and latest earnings guidance on Thursday, March 5, 2026 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). The conference call will be available via a live audio webcast. Participants who wish to ask questions may register for the call here to receive the dial-in numbers and unique PIN. If you wish to join the conference call but do not plan to ask questions, you may join the listen-only webcast here. The live webcast can also be accessed by visiting the Investors section of the Company’s website at ir.ncsmultistage.com. It is recommended that participants join at least 10 minutes prior to the event start.

The replay will be available in the Investors section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completion and field development strategies. NCS provides products and services primarily to exploration and production companies for use in onshore and offshore wells, predominantly those that have been drilled with horizontal laterals in both unconventional and conventional oil and natural gas formations. NCS’s products and services are utilized in oil and natural gas basins throughout North America and in selected international markets, including the North Sea, the Middle East and Argentina. NCS’s common stock is traded on the Nasdaq Capital Market under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: declines in the level of oil and natural gas exploration and production activity in Canada, the United States and internationally; oil and natural gas price fluctuations; significant competition for our products and services that results in pricing pressures, reduced sales, or reduced market share; inability to successfully implement our strategy of increasing sales of products and services into the U.S. and international markets; loss of significant customers; losses and liabilities from uninsured or underinsured business activities and litigation; additional income tax liabilities; change in trade policy, including the impact of tariffs; our failure to identify and consummate potential acquisitions; the financial health of our customers including their ability to pay for products or services provided; our inability to integrate or realize the expected benefits from acquisitions; our inability to achieve suitable price increases to offset the impacts of cost inflation; loss of any of our key suppliers or significant disruptions negatively impacting our supply chain; risks in attracting and retaining qualified employees and key personnel; risks resulting from the operations of our joint venture arrangement; currency exchange rate fluctuations; impact of severe weather conditions; our inability to accurately predict customer demand, which may result in excess or obsolete inventory; failure to comply with or changes to federal, state and local and non-U.S. laws and other regulations, including tax policies, anti-corruption and environmental regulations, guidelines and regulations for the use of explosives; impairment in the carrying value of long-lived assets including goodwill; system interruptions or failures, including complications with our enterprise resource planning system, cybersecurity breaches, identity theft or other disruptions that could compromise our information; our inability to successfully develop and implement new technologies, products and services that align with the needs of our customers, including addressing the shift to more non-traditional energy markets as part of the energy transition and the adoption of artificial intelligence and machine learning; our inability to protect and maintain critical intellectual property assets, the inability to protect our current royalty income, or the losses and liabilities from adverse decisions in intellectual property disputes; loss of, or interruption to, our information and computer systems; our failure to establish and maintain effective internal control over financial reporting; restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of greenhouse gases; our inability to meet regulatory requirements for use of certain chemicals by our tracer diagnostics business; the reduction in our ABL Facility borrowing base or our inability to comply with the covenants in our debt agreements; and our inability to obtain sufficient liquidity on reasonable terms, or at all and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Mike Morrison

Chief Financial Officer and Treasurer

(281) 453-2222

IR@ncsmultistage.com

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Product sales	$33,804	$30,591	$127,866	$113,046
Services	16,826	14,412	55,761	49,511
Total revenues	50,630	45,003	183,627	162,557
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	20,632	19,137	78,459	70,446
Cost of services, exclusive of depreciation and amortization expense shown below	8,838	6,479	29,742	24,650
Total cost of sales, exclusive of depreciation and amortization expense shown below	29,470	25,616	108,201	95,096
Selling, general and administrative expenses	14,209	15,031	58,845	57,820
Depreciation	1,275	1,205	4,991	4,600
Amortization	302	214	894	716
Change in fair value of contingent consideration	156	—	156	—
Income from operations	5,218	2,937	10,540	4,325
Other income (expense)
Interest expense, net	(42)	(91)	(251)	(414)
Provision for litigation, net of recoveries	881	—	881	—
Other income, net	1,137	2,443	4,759	7,306
Foreign currency exchange gain (loss)	140	(2,175)	891	(2,963)
Total other income	2,116	177	6,280	3,929
Income before income tax	7,334	3,114	16,820	8,254
Income tax (benefit) expense	(8,309)	(606)	(9,217)	116
Net income	15,643	3,720	26,037	8,138
Net income attributable to non-controlling interest	683	249	2,289	1,545
Net income attributable to NCS Multistage Holdings, Inc.	$14,960	$3,471	$23,748	$6,593
Earnings per common share
Basic earnings per common share attributable to NCS Multistage Holdings, Inc.	$5.76	$1.36	$9.17	$2.60
Diluted earnings per common share attributable to NCS Multistage Holdings, Inc.	$5.34	$1.32	$8.65	$2.55
Weighted average common shares outstanding
Basic	2,597	2,551	2,589	2,539
Diluted	2,801	2,628	2,746	2,590

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,	December 31,
	2025	2024
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$36,725	$25,880
Accounts receivable—trade, net	40,507	31,513
Inventories, net	39,011	40,971
Prepaid expenses and other current assets	2,031	2,063
Other current receivables	3,644	5,143
Total current assets	121,918	105,570
Noncurrent assets
Property and equipment, net	19,849	21,283
Goodwill	16,387	15,222
Identifiable intangibles, net	5,989	3,690
Operating lease assets	4,817	5,911
Deposits and other assets	586	712
Deferred income taxes, net	11,653	424
Total noncurrent assets	59,281	47,242
Total assets	$181,199	$152,812
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$8,517	$8,970
Accrued expenses	9,461	8,351
Income taxes payable	1,151	683
Operating lease liabilities	1,587	1,602
Contingent purchase consideration	1,250	—
Current maturities of long-term debt	2,385	2,141
Other current liabilities	4,175	3,672
Total current liabilities	28,526	25,419
Noncurrent liabilities
Long-term debt, less current maturities	5,259	6,001
Operating lease liabilities, long-term	3,716	4,891
Other long-term liabilities	202	206
Deferred income taxes, net	398	186
Total noncurrent liabilities	9,575	11,284
Total liabilities	38,101	36,703
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding at December 31, 2025 and December 31, 2024	—	—
Common stock, $0.01 par value, 11,250,000 shares authorized, 2,613,603 shares issued and 2,545,535 shares outstanding at December 31, 2025 and 2,563,979 shares issued and 2,507,430 shares outstanding at December 31, 2024	26	26
Additional paid-in capital	449,890	447,384
Accumulated other comprehensive loss	(86,132)	(87,604)
Retained deficit	(235,276)	(259,024)
Treasury stock, at cost; 68,068 shares at December 31, 2025 and 56,549 shares at December 31, 2024	(2,269)	(1,943)
Total stockholders’ equity	126,239	98,839
Non-controlling interest	16,859	17,270
Total equity	143,098	116,109
Total liabilities and stockholders' equity	$181,199	$152,812

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2025	2024
	(Unaudited)
Cash flows from operating activities
Net income	$26,037	$8,138
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,885	5,316
Amortization of deferred loan cost	215	208
Share-based compensation	6,205	5,213
Provision for inventory obsolescence	857	1,136
Deferred income tax benefit	(10,965)	(380)
Gain on sale of property and equipment	(496)	(506)
Change in fair value of contingent consideration	156	—
(Recovery of) provision for credit losses	(28)	41
Net foreign currency unrealized (gain) loss	(1,693)	2,365
Proceeds from note receivable	—	61
Changes in operating assets and liabilities:
Accounts receivable—trade	(5,499)	(9,154)
Inventories, net	2,209	(2,806)
Prepaid expenses and other assets	3,987	(1,087)
Accounts payable—trade	427	2,706
Accrued expenses	719	4,841
Other liabilities	(5,975)	(3,401)
Income taxes receivable/payable	134	34
Net cash provided by operating activities	22,175	12,725
Cash flows from investing activities
Purchases of property and equipment	(1,201)	(1,309)
Purchase and development of software and technology	(106)	(70)
Proceeds from sales of property and equipment	772	592
Acquisition of business, net of cash acquired	(5,758)	—
Proceeds from company-owned life insurance policy	—	1,266
Net cash (used in) provided by investing activities	(6,293)	479
Cash flows from financing activities
Payments on finance leases	(2,222)	(1,952)
Line of credit borrowings	2,338	3,062
Payments of line of credit borrowings	(2,338)	(3,062)
Treasury shares withheld	(326)	(267)
Distribution to non-controlling interest	(2,700)	(2,050)
Payment of deferred loan cost related to ABL Facility	(55)	—
Net cash used in financing activities	(5,303)	(4,269)
Effect of exchange rate changes on cash and cash equivalents	266	225
Net change in cash and cash equivalents	10,845	9,160
Cash and cash equivalents beginning of period	25,880	16,720
Cash and cash equivalents end of period	$36,725	$25,880
Supplemental cash flow information
Cash paid for interest (net of interest received and amounts capitalized)	$75	$173
Cash paid for income taxes (net of refunds)	1,612	431
Noncash investing and financing activities
Assets obtained in exchange for new finance lease liabilities	1,621	2,263
Assets obtained in exchange for new operating lease liabilities	405	3,056
Debt assumed in acquisition of business	324	—

NCS MULTISTAGE HOLDINGS, INC.

REVENUES BY GEOGRAPHIC AREA

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
United States
Product sales	$10,716	$8,276	$40,302	$34,082
Services	7,427	2,440	17,971	9,570
Total United States	18,143	10,716	58,273	43,652
Canada
Product sales	20,391	21,576	77,819	74,654
Services	7,424	8,267	29,412	27,781
Total Canada	27,815	29,843	107,231	102,435
Other Countries
Product sales	2,697	739	9,745	4,310
Services	1,975	3,705	8,378	12,160
Total other countries	4,672	4,444	18,123	16,470
Total
Product sales	33,804	30,591	127,866	113,046
Services	16,826	14,412	55,761	49,511
Total revenues	$50,630	$45,003	$183,627	$162,557

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net Income, Adjusted Earnings per Diluted Share, Adjusted Gross Profit, Adjusted Gross Margin, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and Net Working Capital (our “non-GAAP financial measures”) are not defined under generally accepted accounting principles (“GAAP”), are not measures of net income, income from operations, gross profit and gross margin (inclusive of DD&A), cash provided by operating activities, working capital or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP, and they should not be considered as alternatives to net income, income from operations, gross profit, gross margin, cash provided by operating activities, working capital or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of our liquidity.

However, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net Income, Adjusted Earnings per Diluted Share, Adjusted Gross Profit, Adjusted Gross Margin, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and Net Working Capital are key metrics that management uses to assess the period-to-period performance of our core business operations or metrics that enable investors to assess our performance from period to period relative to the performance of other companies that are not subject to such factors, or who may provide similar non-GAAP measures in their public disclosures.

The tables below set forth reconciliations of our non-GAAP financial measures to the most directly comparable measures of financial performance calculated under GAAP:

NET WORKING CAPITAL

Net working capital is defined as total current assets, excluding cash and cash equivalents, minus total current liabilities, excluding current maturities of long-term debt. Net working capital excludes cash and cash equivalents and current maturities of long-term debt in order to evaluate the investments in working capital that we believe are required to support our business. We believe that net working capital is useful in analyzing the cash flow and working capital needs of the Company, including determining the efficiencies of our operations and our ability to readily convert assets into cash.

	December 31,	December 31,
	2025	2024
Working capital	$93,392	$80,151
Cash and cash equivalents	(36,725)	(25,880)
Current maturities of long-term debt	2,385	2,141
Net working capital	$59,052	$56,412

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

FREE CASH FLOW AND FREE CASH FLOW LESS DISTRIBUTIONS TO NON-CONTROLLING INTEREST

Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment (inclusive of the purchase and development of software and technology and excluding assets acquired through business combinations) plus proceeds from sales of property and equipment, as presented in our consolidated statement of cash flows. We define free cash flow less distributions to non-controlling interest as free cash flow less amounts reported in the financing activities section of the statement of cash flows as distributions to non-controlling interest. We believe free cash flow is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures and other investment needs. We believe that free cash flow less distributions to non-controlling interest is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures, other investment needs, and cash distributions to our joint venture partner.

	Year Ended December 31,
	2025	2024
Net cash provided by operating activities	$22,175	$12,725
Purchases of property and equipment	(1,201)	(1,309)
Purchase and development of software and technology	(106)	(70)
Proceeds from sales of property and equipment	772	592
Free cash flow	$21,640	$11,938
Distributions to non-controlling interest	(2,700)	(2,050)
Free cash flow less distributions to non-controlling interest	$18,940	$9,888

ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN

Adjusted gross profit is defined as total revenues minus cost of sales, exclusive of depreciation and amortization expense, which we present as a separate line item in our statement of operations. Adjusted gross margin represents adjusted gross profit as a percentage of total revenues.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Total revenues	$50,630	$45,003	$183,627	$162,557
Total cost of sales, exclusive of depreciation and amortization expense	29,470	25,616	108,201	95,096
Total depreciation and amortization associated with cost of sales	785	709	3,013	2,677
Gross Profit	$20,375	$18,678	$72,413	$64,784
Gross Margin	40%	42%	39%	40%
Exclude total depreciation and amortization associated with cost of sales	(785)	(709)	(3,013)	(2,677)
Adjusted Gross Profit	$21,160	$19,387	$75,426	$67,461
Adjusted Gross Margin	42%	43%	41%	41%

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

EBITDA, ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ADJUSTED EBITDA LESS SHARE-BASED COMPENSATION

EBITDA is defined as net income before interest expense, net, income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items which we believe are not reflective of ongoing operating performance or which, in the case of share-based compensation, is non-cash in nature. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of total revenues. Adjusted EBITDA Less Share-Based Compensation is defined as Adjusted EBITDA minus share-based compensation expense. We believe that Adjusted EBITDA is an important measure that excludes costs that do not reflect the Company's ongoing operating performance, legal proceedings for intellectual property as further described below, and certain costs associated with our capital structure. We believe that Adjusted EBITDA Less Share-Based Compensation presents our financial performance in a manner that is comparable to the presentation provided by many of our peers.

We periodically incur legal costs associated with the assertion of, or defense of, intellectual property, which we exclude from our definition of Adjusted EBITDA and Adjusted EBITDA Less Share-Based Compensation, unless we believe that settlement will occur prior to any material legal spend (included in the table below as “Professional Fees”). Although these costs may recur between periods, depending on legal matters then outstanding or in process, we believe the timing of when these costs are incurred does not typically match the settlement or recoveries associated with such matters, and therefore, can distort our operating results. Similarly, we exclude from Adjusted EBITDA and Adjusted EBITDA Less Share-Based Compensation the one-time settlement or recovery payment associated with these excluded legal matters when realized but would not exclude any go forward royalties or payments, if applicable. We expect to continue to incur these legal costs for current matters under appeal and for any future cases that may go to trial, provided that the amount will vary by period.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net income	$15,643	$3,720	$26,037	$8,138
Income tax (benefit) expense	(8,309)	(606)	(9,217)	116
Interest expense, net	42	91	251	414
Depreciation	1,275	1,205	4,991	4,600
Amortization	302	214	894	716
EBITDA	8,953	4,624	22,956	13,984
Provision for litigation, net of recoveries (a)	(881)	—	(881)	—
Share-based compensation (b)	645	663	2,506	2,747
Professional fees (c)	272	574	2,020	1,837
Change in fair value of contingent consideration (d)	156	—	156	—
Foreign currency (gain) loss (e)	(140)	2,175	(891)	2,963
Other (f)	176	175	793	748
Adjusted EBITDA	$9,181	$8,211	$26,659	$22,279
Adjusted EBITDA Margin	18%	18%	15%	14%
Adjusted EBITDA Less Share-Based Compensation	$8,536	$7,548	$24,153	$19,532

(a)

Represents litigation provision associated with legal matters in Canada. In 2023, we paid $1.8 million associated with a patent infringement case, as ordered by the Federal Court of Canada. In the fourth quarter of 2025, the Court of Appeal found that the trial judge erred in construing certain patent claims, remitted the case back to the trial court for a redetermination hearing, and reduced the costs award to approximately $0.9 million. As a result of the reduced costs award, $0.9 million was returned to NCS.

(b)	Represents non-cash compensation charges related to share-based compensation granted to our officers, employees and directors.
(c)

Represents non-capitalizable costs of professional services primarily incurred or reversed in connection with our legal proceedings associated with the assertion of, or defense of, intellectual property as further described above as well as the cost incurred for the evaluation of actual and potential strategic transactions.

(d)	Represents the impact of remeasuring our initial estimate of the contingent consideration associated with the ResMetrics acquisition as of December 31, 2025.
(e)	Represents realized and unrealized foreign currency exchange gains and losses primarily due to movement in the foreign currency exchange rates during the applicable periods.
(f)	Represents the impact of a research and development subsidy that is included in income tax expense in accordance with GAAP along with other charges and credits.

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER DILUTED SHARE

Adjusted net income is defined as net income attributable to NCS Multistage Holdings, Inc. adjusted to exclude certain items which we believe are not reflective of ongoing performance. Adjusted earnings per diluted share is defined as adjusted net income divided by our diluted weighted average common shares outstanding during the relevant period.

	Three Months Ended				Year Ended
	December 31, 2025		December 31, 2024		December 31, 2025		December 31, 2024
	Effect on Net Income	Impact on Diluted Earnings Per Share	Effect on Net Income	Impact on Diluted Earnings Per Share	Effect on Net Income	Impact on Diluted Earnings Per Share	Effect on Net Income	Impact on Diluted Earnings Per Share
Net income attributable to NCS Multistage Holdings, Inc.	$14,960	$5.34	$3,471	$1.32	$23,748	$8.65	$6,593	$2.55
Adjustments
Provision for litigation, net of recoveries (a)	(881)	(0.31)	—	—	(881)	(0.32)	—	—
Change in fair value of contingent consideration (b)	156	0.05	—	—	156	0.06	—	—
Realized and unrealized foreign currency (gain) loss (c)	(116)	(0.04)	2,095	0.80	(698)	(0.25)	2,774	1.07
Valuation allowance adjustments (d)	(9,791)	(3.50)	—	—	(11,524)	(4.20)	—	—
Income tax impact from adjustments (e)	166	0.06	408	0.15	195	0.07	(39)	(0.02)
Adjusted net income attributable to NCS Multistage Holdings, Inc.	$4,494	$1.60	$5,974	$2.27	$10,996	$4.01	$9,328	$3.60

(a)

Represents litigation provision associated with legal matters in Canada. See footnote (a) in the “EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted EBITDA Less Share-Based Compensation” table above for more information.

(b)	Represents the impact of remeasuring our initial estimate of the contingent consideration associated with the ResMetrics acquisition as of December 31, 2025.
(c)	Represents realized and unrealized foreign currency exchange gains and losses attributable to NCS Multistage Holdings, Inc. primarily due to movement in the foreign currency exchange rates during the applicable periods.
(d)	Represents the impact of the reversal of a significant portion of the valuation allowance previously recorded against the deferred tax assets of our Canadian and U.S. operating subsidiaries, driven by sustained improvements in operating results, including a return to profitability and forecasts of future taxable income sufficient to realize the remaining deferred tax assets.
(e)	Represents income tax impacts based on applicable effective tax rates.